Exhibit 34.2

Report of Independent Registered Public Accounting Firm

First Data Resources. Inc. and

REMITCO LLC

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that First Data Resources, Inc. and its affiliate, REMITCO LLC (jointly, First Data) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the remittance payment platform as of and for the year ended December 31, 2006, except for 1122 (d)(l)(i)-(iv), 1122(d)(2)(ii)-(vii), 1122(d)(3)(i)-(iv), 1122(d)(4)(i)-(iii) and (v)-(xv), which First Data has determined are not applicable to the activities performed by it with respect to the servicing platform covered by this report. Management is responsible for First Data’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about First Data’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about First Data’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform, and determining whether First Data processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by First Data during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by First Data during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on First Data’s compliance with the servicing criteria.

In our opinion, management’s assertion that First Data complied with the aforementioned servicing criteria as of and for the year ended December 31, 2006, for the remittance payment platform is fairly stated, in all material respects.

/s/ Ernst & Young LLP

February 26, 2007